Execution Copy

MONEY MARKET FUND SERVICES AMENDMENT

TO

SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

(Virtus)

This Money Market Fund Services Amendment is made as of September 28, 2011 and is retroactive to and effective as of December 1, 2010 by and among BNY Mellon Investment Servicing (US) Inc. (f/k/a PNC Global Investment Servicing (U.S.) Inc.) (“BNY Mellon”), VP Distributors, Inc. (“VP Distributors”) and each investment company listed on Exhibit A (as the same may be amended from time to time) attached to the Agreement (as defined below) each a “Virtus Fund”).

BACKGROUND:

A.	BNY Mellon, VP Distributors and each Virtus Fund are parties to a Sub-Administration and Accounting Services Agreement dated as of January 1, 2010 (the “Agreement”). This Amendment is an amendment to the Agreement and shall be applicable solely with respect to the portfolios identified at Exhibit 1 hereto.

B.	Each Virtus Fund and VP Distributors desire that BNY Mellon provide, with respect to the applicable portfolios, the money market fund services described in this Amendment. All “Rules” referenced herein are rules promulgated under the Investment Company Act of 1940, as amended.

C.	BNY Mellon, VP Distributors and each Virtus Fund desire to amend the Agreement with respect to the foregoing.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

In consideration of the premises and mutual covenants herein contained, each party hereto agrees as follows:

1.

BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate monthly portfolio holdings reports on Form N-MFP as required by Rule 30b1-7 and an electronic file of the monthly portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure (collectively “Money Market Reports”) with respect to its clients. BNY Mellon will provide 60 days prior written notice to VP Distributors and each Virtus Fund when a valid Print Vendor agreement will be terminated or otherwise not be in effect (the “Non-Effective Notice”). Notwithstanding anything to the contrary in this Amendment, BNY Mellon shall not be obligated to perform any of the services described in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect; and no Virtus Fund shall be obligated to compensate BNY Mellon for any services described in this Amendment that are not so performed.

2.	BNY Mellon will inform VP Distributors and each Virtus Fund of the identity of the Print Vendor, and each such entity is free to attempt to contract directly with the Print Vendor with respect to the provision of the services described in this Amendment.

3.	BNY Mellon shall provide the following services with respect to the applicable portfolios:

3.1	BNY Mellon, subject to its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to, as applicable for the particular Money Market Report: (i) prepare, on a monthly basis, Form N-MFP; (ii) prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure; (iii) file Form N-MFP with the Securities and Exchange Commission; and (iv) provide the electronic file prepared pursuant to Section 2.1(ii) herein to the applicable Virtus Fund, or at such Virtus Fund’s written direction, to another entity (together, the “Services”).

3.2	Neither BNY Mellon nor the Print Vendor, in connection with a particular Money Market Report, will: (i) access, post reports to or perform any service on any Virtus Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by the parties hereto. Each Virtus Fund acknowledges that it shall be responsible for the retention of the Money Market Reports applicable to its portfolios in accordance with Rule 2a-7 or any other applicable rule or regulation.

3.3	Unless mutually agreed in writing among BNY Mellon, VP Distributors and a particular Virtus Fund, BNY Mellon will use the same layout and format for every successive reporting period for the Money Market Reports relating to such Virtus Fund.

4.	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by VP Distributors, any Virtus Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of the Money Market Reports provided such delay is not the result of any action or inaction of BNY Mellon, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) review of such data provided to it by any Third Party provided that BNY Mellon is not required to review such data pursuant to the Agreement. This Section 3 is a limitation responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

Execution Copy

5.	BNY Mellon is providing the Services relating to a particular Virtus Fund based on the representation and warranty of each of VP Distributors and such Virtus Fund, that the Services together with the activities of VP Distributors and such Virtus Fund in accordance with their respective internal policies, procedures and controls shall together satisfy requirements of the laws applicable to such Virtus Fund and Money Market Reports.

6.	Notwithstanding any provision of this Amendment, the Services are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of VP Distributors, any Virtus Fund or any other person. Neither this Amendment nor the provision of the Services establishes or is intended to establish an attorney-client relationship between BNY Mellon and VP Distributors, any Virtus Fund or any other person.

7.	As compensation for the Services, each applicable Virtus Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Virtus Funds and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

Each Virtus Fund hereby represents and warrants to BNY Mellon, with respect to itself, that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment and (iii) any benefits accruing to any of its affiliates relating to this Amendment have been fully disclosed to its Board of Trustees and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

8.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the Services.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Execution Copy

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer designated below on the date and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:	Jay F. Nusblatt
Title:	Managing Director

VP DISTRIBUTORS, INC.

By:

Name:

Title:

VIRTUS EQUITY TRUST

VIRTUS INSIGHT TRUST

VIRTUS INSTITUTIONAL TRUST

VIRTUS OPPORTUNITIES TRUST

By:

Name:
Title:

Execution Copy

EXHIBIT 1

Entity

Virtus Insight Trust

Virtus Insight Government Money Market Fund

Virtus Insight Money Market Fund

Virtus Insight Tax-Exempt Money Market fund